John W. Stump III

To: Calypso Wireless, Inc.

The Board of Directors:
Carlos H. Mendoza;
George Schilling;
Mike Pizzi                                                                                                                                                                             August 23, 2005

By Email, original forwarded by mail

This is to serve as notice of my resignation, effective immediately, from my position as Chief Financial Officer and Vice-President-Finance of Calypso Wireless, Inc. as I have decided to pursue other opportunities.

Thank you,

John W. Stump, III